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                                                                EXHIBIT (a) (ii)

                            CERTIFICATE OF AMENDMENT
                                       OF
                              DECLARATION OF TRUST

                       Pursuant to Chapter 182 Section 2
                       of the Massachusetts General Laws

                Van Kampen Merritt Prime Rate Income Trust, a voluntary association with transferable shares organized and existing under and by virtue of the laws of the Commonwealth of Massachusetts (the "Trust"), DOES HEREBY
CERTIFY:

                FIRST: That the Directors considered a proposal to change the Trust's name to delete the word "Merritt" and substitute the words "American Capital." Subsequently, the Directors adopted by unanimous written consent a resolution setting forth a proposed amendment to the Declaration of Trust, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

        WHEREAS, it is deemed in the best interest of the Trust to amend the Declaration of Trust for the purpose of changing the name of the Trust to "Van Kampen American Capital Prime Rate Income Trust"; therefore be it

                RESOLVED, that the officers of the Trust be, and they hereby are authorized and instructed to amend the Declaration of Trust of the Trust for the purpose of changing the name of the Trust to "Van Kampen American Capital Prime Rate Income Trust", along with such changes therein as such officers, upon the advice of counsel, shall determine to be necessary, appropriate or desirable; and

                FURTHER RESOLVED, that the Secretary of the Trust is instructed to cause the Amended Declaration of Trust to be filed with whatever federal and state regulatory bodies are deemed necessary or appropriate and to be inserted in the Trust's minute book . . . .

                SECOND: That the Secretary of the Trust has authorized and directed that the Declaration of Trust be amended by changing the first paragraph of Article I thereof so that as amended, said paragraph shall be and read as follows:
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             Section 1.1 Name, Principal Office and Resident Agent.  The
             name of the trust created hereby is the "Van Kampen American Capital Prime Rate Income Trust" (the "Trust").

             THIRD:   That such name change shall become effective as of the
close of business on Wednesday, October 11, 1995.

             IN WITNESS WHEREOF, Van Kampen Merritt Prime Rate Income Trust has caused this Certificate of Amendment to be executed in its name this 11 day of October, 1995.


                                                VAN KAMPEN MERRITT
                                                 PRIME RATE INCOME TRUST

                                                By: /s/ Dennis J. McDonnell
                                                   ---------------------------
                                                Name: Dennis J. McDonnell
                                                Title: Trustee





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